Noel E. Guardi, Attorney at Law
99 ROCKY RIDGE ROAD, P.O. BOX 381
PINECLIFFE, COLORADO 80471
TELEPHONE: 303-969-8886
FAX:303-969-8887
SECLAWYER@IONSKY.COM

September 5, 2007

Board of Directors
Banyan Corporation
9025 Wilshire Boulevard, Penthouse Suite 500
Beverly Hills, California 90211

To the Board of Directors:

          I have been engaged as counsel for Banyan Corp., an Oregon corporation (the “Company”) in connection with a proposed offering under the Securities Act of 1933, as amended (the “Act”) of 6,000,000 shares Common Stock, no par value, to the undersigned pursuant to that certain Legal Services Agreement, dated December 5, 2006 as amended on February 27, 2007 and September 5, 2007 (the “Guardi Services Agreement”), 4,000,000 shares of Common Stock, no par value, to Robert B. Schultz pursuant to that certain Legal Services Agreement, dated November 30, 2006, as amended on March 22, 2007 and August 20, 2007 (the “Schultz Services Agreement”), 4,000,000 shares of Common Stock, no par value, to Charles Fussell pursuant to that certain Legal Services Agreement, dated September 5, 2007, (the “Fussell Services Agreement”) and a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) in connection therewith. The aggregate of 14,000,000 shares to be registered are hereinafter referred to as the “Shares”.

          In connection with rendering the opinion as set forth below, I have reviewed and examined the following:

1.	the Articles of Incorporation of the Company, as amended;

2.	the Bylaws of the Company;

3.	Consent to Action in Lieu of Meeting of the Directors of the Company dated September 5, 2007;

4	the Guardi Services Agreement

5.	the Fussell Services Agreement;

6.	the Schultz Services Agreement;

7.	the Registration Statement and exhibits thereto as filed with the Commission on or about this date; and,

8.	other such documents and legal authorities as I deemed necessary for purposes of rendering this opinion.

          In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted to me as photocopies or facsimile copies, and the authenticity of the originals of such copies. I have further assumed that the undersigned and Mr. Schultz will have completed the required consulting services and/or provided consideration required under the terms of the Agreement acceptable to the Board of Directors and that any Shares to be issued pursuant to the subject agreements will have been registered in accordance with the Act prior to the issuance of such Shares or exempt from registration.

          Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the Shares, when issued, will be duly and validly authorized, legally issued, fully paid and non assessable shares of the Company’s Common Stock, no par value. This opinion is expressly limited in scope to the Shares and does not cover subsequent issuances of shares.

          I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without my prior express written consent. This opinion is based upon my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matters that come to my attention hereafter.

Very truly yours,

/s/ Noel E. Guardi

Noel E.Guardi, Esq.